Exhibit 10.9

FEDERAL HOME LOAN MORTGAGE CORPORATION
GLOBAL AMENDMENT TO AFFECTED STOCK OPTIONS UNDER
NONQUALIFIED STOCK OPTION AGREEMENTS
AND SEPARATE GRANT OF DIVIDEND EQUIVALENT RIGHTS

WHEREAS, the Compensation and Human Resources Committee (including its predecessor committees) (the “Committee”) of the Federal Home Loan Mortgage Corporation (the “Corporation”) approved grants of nonqualified stock options with related dividend equivalent rights to certain employees under the Federal Home Loan Mortgage Corporation 1995 Stock Compensation Plan (the “1995 Plan”) and the Federal Home Loan Mortgage Corporation 2004 Stock Compensation Plan (the “2004 Plan”);

WHEREAS, section 409A of the Internal Revenue Code and related regulatory guidance would result in certain unforeseeable negative tax consequences to the grantees of such nonqualified stock options (or portions thereof) that were not fully vested as of December 31, 2004 (including stock options issued in 2005) (“Affected Stock Options”), absent amendment to such options;

WHEREAS, Affected Stock Options generally include portions of options granted in 2000, 2001, 2002 and 2003 and all options granted in 2004 and 2005; and

WHEREAS, the Committee authorized the Chief Executive Officer and the Executive Vice President — Human Resources to modify the terms of the Affected Stock Options to remove the existing provisions regarding dividend equivalents, and to replace them with a right that is “explicitly set forth as a separate arrangement” within the meaning of Proposed Treasury Regulation § 1.409A-1(b)(5)(iii)(E), such right to provide for the distribution, as soon as practical, of a dollar amount equal to the dividend equivalents accrued through the date of such distribution, and, as regards future dividend equivalents, for distribution of those amounts as soon as practical to the extent that they would otherwise have accrued.

NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 8.4 of the 1995 Plan and Section 9.4 of the 2004 Plan and applicable provisions of outstanding option agreements, the nonqualified stock option agreements that include an Affected Stock Option are hereby amended as set forth in paragraphs 1, 2 and 3 below (as applicable), effective December 31, 2005:

1.	As to the Affected Stock Options granted in 2003 or earlier, Section 1(b) is amended to add the following at the end thereof:

The foregoing provision and other provisions of this Agreement notwithstanding (including Sections 3(a) and 4), no Dividend Equivalents are granted or will be credited under this Agreement as to that portion of the Option that was not vested and exercisable at December 31, 2004 (“Affected Stock Options”). The bookkeeping account described in Section 3(a)(i) will be adjusted to cancel any amounts credited as Dividend Equivalents on such Affected Stock Options prior to December 31, 2005. With respect to such Affected Stock Options, references to Dividend Equivalents in any other provision of this Agreement shall be understood to refer to a dollar amount equal to zero. Affected Stock Options will remain subject to adjustment in accordance with Section 5(c) (ordinary cash dividends do not trigger such adjustments, however). The terms of this Section 1(b) are intended to meet the requirements of Proposed Treasury Regulation § 1.409A-1(b)(5)(iii)(E) with respect to Affected Stock Options.

2.	As to Affected Stock Options granted in 2004 or 2005, Section 1(b) is amended to read as follows:

(b)	Dividend Equivalents. No right of the Grantee to receive from the Corporation amounts equivalent to dividends on Common Stock (“Dividend Equivalents”) is granted under this Agreement. References to Dividend Equivalents in any other provision of this Agreement shall be disregarded or understood to refer to a dollar amount equal to zero, as the context may require. The bookkeeping account maintained under this Agreement for Dividend Equivalents on and before December 31, 2005 will be cancelled. The Option will remain subject to adjustment in accordance with Section 5(c) (ordinary cash dividends do not trigger such adjustments, however). The terms of this Section 1(b) are intended to meet the requirements of Proposed Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

3.	As to Affected Stock Options granted in 2004 or 2005, Section 3 is amended by deleting it and inserting in its stead the term “[Reserved.]”

BE IT FURTHER RESOLVED that the Corporation hereby grants to the Grantee whose Options have been amended hereby the following rights to payments relating to dividends. These rights are an arrangement separate from those Options:

A.	Dividends Accrued at December 31, 2005. The Corporation shall pay in cash to the Grantee, no later than March 15, 2006, an amount equal to the bookkeeping account balance that is cancelled as a result of the amendments to Grantee’s Option(s) under the preceding resolution (paragraphs 1 and 2).

B.	Relating to Cash Dividends after December 31, 2005. If the Corporation declares and pays a cash dividend or distribution on Common Stock, other than an extraordinary dividend, and the record date of which occurs while all or a portion of Grantee’s Affected Stock Option remains outstanding, then an amount of cash shall be paid to

Grantee, as promptly as practicable after the payment date for such dividend or distribution (and in no event more than 60 days thereafter), equal to the number of shares subject to the outstanding Affected Stock Option on such record date multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date. This right will not apply in the case of any extraordinary dividend or distribution or non-cash dividend or distribution. This right is separate from the Affected Stock Option, and no amount is payable hereunder solely due to the exercise or expiration of the Affected Stock Option or in respect of the period following the latest record date preceding the exercise or expiration of the Affected Stock Option.

C.	Dividend equivalents payable and paid to Grantee under A and B above are non-forfeitable.

D.	Withholding. Amounts payable under A and B above shall be reduced by the amount of all Federal, state, local and other taxes that may be required to be withheld by the Corporation with respect to such payment.

BE IT FURTHER RESOLVED that the nonqualified stock options (or portions thereof) that were fully vested as of December 31, 2004 (i.e., options other than Affected Stock Options) are not modified or otherwise affected by the amendments set forth above, and the separate rights to dividend equivalents and related rights granted under the immediately preceding resolution do not apply to such options (or portions thereof).

IN WITNESS WHEREOF, the Corporation has caused this Global Amendment to be executed by its duly authorized officer, effective as of the 31st day of December 2005.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

By:	/s/ Paul G. George
Paul G. George
Executive Vice President
Human Resources
ATTEST:

/s/  Stacy Papadopoulos
Assistant Secretary

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